Exhibit 99.2

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY SUBSIDIARIES’ TRANSFER OF UNION, GILA RIVER

POWER STATIONS MOVING FORWARD

Judge confirms reorganization plan, final order expected next week

Tampa, Florida – April 19, 2005 – The transfer of the Union and Gila River power stations from TECO Energy subsidiaries to the lending bank group made major progress this week. U.S. Bankruptcy Judge Charles G. Case today confirmed the plan for a prepackaged Chapter 11 reorganization of the project companies, Union Power Partners, L.P., Trans-Union Pipeline, L.P. and Panda Gila River, L.P. The final order will be entered subsequently.

Today’s confirmation follows yesterday’s action by the court, in which a stipulation resolving outstanding issues raised by two non-consenting members of the lending bank group was approved. To facilitate and speed the transfer, TECO Energy agreed to pay $1.8 million in legal fees for those non-consenting parties. TECO Energy and the debtors have also filed a stipulation authorizing reimbursement to TECO Energy of $400,000 for transition services it provided.

The closing of the transaction transferring the projects to the lender-owned entity is now expected to take place during the month of May.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Note: This press release contains forward-looking statements relating to the timing of the transfer of the Union and Gila River power stations. The timing of the transfer is dependent upon the parties’ completing all the activities required to complete the transfer and the ability of the lending bank group to complete the necessary actions associated with the formation and organization of the new ownership entity.

Contact:	News Media: Laura Plumb	Investors: Mark Kane
	813-228-1572	813-228-1772